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                                  EXHIBIT 99.3


     The following table sets forth certain unaudited summary financial information for the Company on a pro forma basis. The pro forma information for the year ended December 31, 1997 gives effect to the Company's acquisition of 24 nursing homes and 2 rehabilitation hospitals from Sun Healthcare Group as if net fundings in October 1997 ($80.9 million) and April 1998 ($15 million) had been completed on January 1, 1997. The initial funding relates to the purchase of facilities from Regency Health Services in October 1997, while the April 1998 funding related to an amended agreement with Sun Healthcare. The pro forma information also gives effect to additional borrowings assumed in the transactions and on the Company's line of credit as if each had been completed on January 1, 1997. The pro forma financial information is not necessarily indicative of what the Company's results of operations would have been assuming the above events actually occurred as of the dates indicated, nor do they purport to project the Company's results of operations for any future date or for any future period.


                        OMEGA HEALTHCARE INVESTORS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      Pro Forma
                                                         Historical  Adjustments   Pro Forma
                                                         ----------  -----------   ---------
                                                                            (Unaudited)
REVENUE:
  Rental income                                            $54,073       $7,721     $61,794
  Mortgage interest income                                  28,727                   28,727
  Other investment income                                    6,888                    6,888
  Miscellaneous                                              1,132                    1,132
                                                           -------       ------     -------
                                                            90,820        7,721      98,541
EXPENSES:
  Depreciation and amortization                             16,910        2,388      19,298
  Interest                                                  24,423        5,379      29,802
  General and administrative                                 4,636                    4,636
                                                           -------       ------     -------
                                                            45,969        7,767      53,736
                                                           -------       ------     -------
Net earnings (loss)                                         44,851          (46)     44,805
Preferred stock dividends                                    3,546                    3,546
                                                           -------       ------     -------
Net earnings available to Common                           $41,305         ($46)    $41,259
                                                           =======       ======     =======

PER SHARE:
  Net earnings available to Common, Basic                    $2.16                    $2.16
  Net earnings available to Common, Diluted                  $2.16                    $2.16

  Weighted average number of shares outstanding, basic      19,085                   19,085
  Weighted average number of shares outstanding, diluted    19,137                   19,137